QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4(g)

PROTECTIVE LIFE INSURANCE COMPANY
P. O. BOX 2606
BIRMINGHAM, ALABAMA 35202-2606

SPOUSAL CONTINUATION ENDORSEMENT
FOR EARNINGS ENHANCEMENT DEATH BENEFIT (EEDB)

    This endorsement amends the Contract to which it is attached by adding the following provisions and making them a part of the Contract as of the EEDB Rider Date.

EEDB Spousal Continuation Election

    If a Beneficiary who is the surviving spouse of a deceased Owner qualifies for and elects, in lieu of receiving the death benefit, to continue the Contract and become the new Owner as provided in the Contract, we will add an amount equal to the EEDB to the Contract Value. We will allocate the amount we add according to the Purchase Payment instructions then in effect but the amount we add will not be considered a Purchase Payment.

Earnings Enhancement Death Benefit after a Spousal Continuation Election

    After a Spousal Continuation Election, the Earnings Benefit Base will reset to:

a)
Contract Value on the date as of which we determine the amount equal to the EEDB; plus

b)
Purchase Payments accepted by the Company after the date as of which we determine the amount equal to the EEDB ; minus

c)
Purchase Payments withdrawn from the Contract after the date as of which we determine the amount equal to the EEDB, including applicable surrender charges, if any.

    All other provisions of your Contract not contrary to the terms of this a endorsement remain in full force and effect.

PROTECTIVE LIFE INSURANCE COMPANY

Deborah J. Long
Secretary

QuickLinks

  EEDB Spousal Continuation Election
  Earnings Enhancement Death Benefit after a Spousal Continuation Election